Exhibit 99.1

Misonix Reports Third Quarter Fiscal Year 2017

Financial Results

For Immediate Release

Corporate Contact	Investor Contact
Joe Dwyer	Joe Diaz
Misonix, Inc.	Lytham Partners
631-927-9113	602-889-9700
jdwyer@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – May 2, 2017 -- Misonix, Inc. (Nasdaq: MSON), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today financial results for the three and nine months ended March 31, 2017.

Financial Highlights for the Third Quarter and Nine-Months:

•	For the third quarter of fiscal year 2017, the Company reported net sales of $7.2 million, an increase of 32% compared with $5.4 million in the third quarter of fiscal 2016. For the nine-month period, net sales increased 16% to $19.4 million compared with $16.7 million in the comparable 2016 period.
•	Domestic sales increased 31% to $4.0 million versus $3.1 million in third quarter of fiscal 2017. For the nine-month period, domestic sales increased 29% to $12.0 million compared with $9.3 million in the comparable 2016 period.
•	Consumables sales in the United States increased 39% to $3.7 million for the quarter.
•	During the quarter the Company delivered its initial equipment stocking order and completed product training with the personnel of its new distributor in China.
•	The gross profit percentage in the third quarter was 71%, up from 66% in the third quarter of fiscal 2016, primarily from a stronger mix of higher margin consumables revenue. For the quarter, operating expenses increased by $1.1 million to $6.5 million driven in part by professional fees relating to the recently completed internal investigation, along with higher sales commissions related to higher sales volumes.
•	The Company reported a net loss of $0.1 million, or $(0.02) per diluted share, compared to a net loss of $0.7 million, or $(0.09) per diluted share, in the third quarter of fiscal 2016.
•	At March 31, 2017, the Company maintained cash and cash equivalents of $11.9 million with no long-term debt.

Stavros Vizirgianakis, president and chief executive officer of Misonix, said, “We turned in a solid performance in the third quarter of fiscal 2017 driven by a 39% increase in domestic consumables sales and delivery of our initial stocking order to our new distributor in the People’s Republic of China. From a strategic standpoint, we firmly believe that our business in the United States offers the best opportunity for growth and we are focused on expanding consumables sales and driving recurring revenue in this market. To that end, we have expanded the number of Clinical Sales Specialists in our domestic sales and marketing group and the results to date have been excellent, as evidenced by the strong increase in domestic consumables sales in the third quarter.

“Internationally, significant progress has been achieved with our new distributor in China with the delivery of our initial equipment stocking order, and completing product training with their personnel. I believe both parties feel we are at the starting line of a significant opportunity in a rapidly growing market.”

Mr. Vizirgianakis continued, “We had a very favorable product mix during the quarter, which was weighted in higher margin consumables products. That favorable product mix drove gross margin for the third quarter to 70.6% compared to 65.7% in last year’s third quarter; a 490-basis point increase versus last year’s comparable quarter.”

“Heading into the fourth quarter of the fiscal year, we have a strong cash position of approximately $12 million, with no long-term debt. We look forward to a strong finish in fiscal year 2017, and to head into fiscal 2018 with momentum.”

Conference Call

The Company has scheduled a conference call for Tuesday, May 2, 2017, at 4:30 pm ET to review the financial results.

Interested parties can access the conference call by dialing (844) 861-5497 or (412) 317-6579 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10106217. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's website at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX INC. and Subsidiaries

Consolidated Balance Sheets

	March 31,	June 30,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,856,503	$9,049,327
Accounts receivable, less allowance for doubtful accounts of $96,868 and $96,868, respectively	4,357,156	3,869,427
Inventories, net	4,909,415	5,822,935
Prepaid expenses and other current assets	664,249	530,564
Total current assets	21,787,323	19,272,253

Property, plant and equipment, net of accumulated amortization and depreciation of $7,610,152 and $6,976,282, respectively	3,413,116	2,492,815
Patents, net of accumulated amortization of $965,996 and $885,394, respectively	710,070	604,916
Goodwill	1,701,094	1,701,094
Intangible and other assets	300,341	266,603
Deferred income tax	3,581,551	3,394,690
Total assets	$31,493,495	$27,732,371

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,433,608	$1,402,797
Accrued expenses and other current liabilities	1,994,387	1,887,337
Total current liabilities	3,427,995	3,290,134

Deferred lease liability	9,331	9,262
Deferred income	17,737	31,685
Total liabilities	3,455,063	3,331,081

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value-shares authorized 20,000,000; 9,162,203 and 7,948,234 shares issued and 9,023,354 and 7,809,385 outstanding in each period, respectively	91,622	79,482
Additional paid-in capital	37,410,034	32,502,521
Accumulated deficit	(8,363,872)	(7,081,361)
Treasury stock, at cost, 138,849 shares in each period	(1,099,352)	(1,099,352)
Total shareholders' equity	28,038,432	24,401,290
Total liabilities and shareholders' equity	$31,493,495	$27,732,371

MISONIX INC. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2017	2016	2017	2016

Net sales	$7,177,763	$5,426,147	$19,379,768	$16,716,487
Cost of goods sold, exclusive of depreciation from consigned product	2,112,099	1,859,749	5,842,778	5,578,349
Gross profit	5,065,664	3,566,398	13,536,990	11,138,138

Operating expenses:
Selling expenses	3,587,859	3,319,385	10,184,680	8,967,352
General and administrative expenses	2,484,962	1,515,559	6,504,202	4,994,569
Research and development expenses	465,863	548,278	1,398,311	1,340,339
Total operating expenses	6,538,684	5,383,222	18,087,193	15,302,260
Loss from operations	(1,473,020)	(1,816,824)	(4,550,203)	(4,164,122)

Other income (expense):
Interest income	18	19	56	63
Royalty income and license fees	953,235	963,025	2,846,351	2,969,557
Other	(6,940)	(5,464)	(15,576)	(16,898)
Total other income	946,313	957,580	2,830,831	2,952,722

Loss from operations before income taxes	(526,707)	(859,244)	(1,719,372)	(1,211,400)

Income tax benefit	(219,000)	(15,000)	(275,000)	(322,000)

Loss from continuing operations	(307,707)	(844,244)	(1,444,372)	(889,400)
Discontinued operations:
Income from discontinued operations net of tax expense of $88,139 and $85,000 respectively	161,861	165,000	161,861	165,000
Net income from discontinued operations	161,861	165,000	161,861	165,000
Net loss from operations	(145,846)	(679,244)	(1,282,511)	(724,400)

Net loss per share - Basic continuing Operations	$(0.04)	$(0.11)	$(0.17)	$(0.11)
Net loss per share - Diluted continuing operations	$(0.04)	$(0.11)	$(0.17)	$(0.11)

Net income per share - Basic discontinued operations	$0.02	$0.02	$0.02	$0.02
Net income per share - Diluted discontinued operations	$0.02	$0.02	$0.02	$0.02

Net loss per share - Basic	$(0.02)	$(0.09)	$(0.16)	$(0.09)
Net loss per share - Diluted	$(0.02)	$(0.09)	$(0.16)	$(0.09)

Weighted average shares - Basic	8,613,354	7,789,174	8,263,343	7,772,761
Weighted average shares - Diluted	8,613,354	7,789,174	8,263,343	7,772,761